UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 29, 2021

SHIFT4 PAYMENTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39313	84-3676340
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2202 N. Irving St.

Allentown, Pennsylvania 18109

(Address of principal executive offices) (Zip Code)

(888) 276-2108

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock $0.0001 par value per share	FOUR	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 29, 2021, Shift4 Payments, Inc.’s wholly owned subsidiary, Shift4 Payments, LLC (“Shift4 LLC”) entered into an Amended and Restated First Lien Credit Agreement (the “Credit Agreement”), by and among Shift4 LLC, as borrower, the several banks and other financial institutions or entities from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and an issuing bank.

The Credit Agreement amends and restates in its entirety the existing First Lien Credit Agreement entered into on November 30, 2017 and further amended on April 23, 2019, August 28, 2019, October 4, 2019, and August 31, 2020, by and among Shift4 LLC, as borrower, the several banks and other financial institutions or entities from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and an issuing bank (the “Original Credit Agreement”). Subject to certain exceptions, all obligations under the Original Credit Agreement have been repaid in full and all commitments thereunder terminated.

The Credit Agreement provides for $100.0 million of commitments from the lenders to Shift4 LLC (the “Credit Facilities), initially comprised of a $100.0 million facility available for revolving loans (the “Revolving Loan Facility”). $25.0 million of the Revolving Loan Facility is available for letters of credit. The Credit Facilities established by the Credit Agreement are scheduled to mature on January 29, 2026 or, if greater than $150.0 million aggregate principal amount of Shift4 LLC’s convertible notes remains outstanding on September 15, 2025, on that date. The Credit Agreement includes procedures for additional financial institutions to become lenders, or for any existing lender to increase its commitment under either the Revolving Loan Facility or to provide an additional commitment under a term loan facility.

The indebtedness and other obligations under the Revolving Loan Facility are unconditionally guaranteed on a senior secured basis by the each material U.S. domestic subsidiary of Shift4 LLC (collectively, the “Guarantors”). The Revolving Loan Facility is secured by first-priority liens on substantially all of the assets of Shift4 LLC and the Guarantors.

The Credit Agreement requires periodic interest payments until maturity. Shift4 LLC may prepay all revolving loans under the Credit Agreement at any time without premium or penalty (other than customary LIBO breakage costs), subject to certain notice requirements. Shift4 LLC may also be subject to mandatory prepayments if the Revolving Credit Exposure exceeds the Revolving Credit Commitments under the Credit Facilities.

Loans incurred under the Revolving Credit Facility bear interest at Shift4 LLC’s option at either the LIBO rate plus a margin ranging from 3.00% to 3.50% per year or the alternate base rate (the highest of the Federal Funds rate plus 0.50%, or the prime rate announced from time to time in The Wall Street Journal) plus a margin ranging from 2.00% to 2.50% per year (such margins being referred to as the “Applicable Rate”). The Applicable Rate varies depending on Shift4 LLC’s total leverage ratio (as defined in the Credit Agreement). The alternate base rate and the LIBO rate are each subject to a zero percent floor.

In addition, Shift4 LLC is required to pay a commitment fee under the Revolving Credit Facility in respect of the unutilized commitments thereunder at a rate ranging from 0.25% per year to 0.50% per year, in each case based on the total leverage ratio. Shift4 Payments, LLC is also subject to customary letter of credit and agency fees.

The Credit Agreement requires compliance with certain financial covenants, including a maximum secured leverage ratio. In addition, the Credit Agreement contains various covenants that, among other restrictions, limit Shift4 LLC’s and its subsidiaries’ ability to incur indebtedness; incur certain liens; consolidate, merge or sell or otherwise dispose of assets; alter the business conducted by us and our subsidiaries; make investments, loans, advances, guarantees and acquisitions; enter into sale and leaseback transactions; pay dividends or make other distributions on equity interests, or redeem, repurchase or retire equity interests; enter into transactions with affiliates; enter into agreements restricting the ability to pay dividends; redeem, repurchase or refinance other indebtedness; and amend or modify governing documents.

The Credit Agreement contains events of default that are customary for a secured credit facility. If an event of default relating to bankruptcy or other insolvency events with respect to a borrower occurs, all obligations under the Credit Agreement will immediately become due and payable. If any other event of default exists under the Credit Agreement, the lenders may accelerate the maturity of the obligations outstanding under the Credit Agreement and exercise other rights and remedies, including charging a default rate of interest equal to 2.00% per year above the rate that would otherwise be applicable. In addition, if any event of default exists under the Credit Agreement, the lenders may commence foreclosure or other actions against the collateral.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is being filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibit shall be deemed to be furnished, and not filed:

Exhibit No.	Description

10.1	Amended and Restated First Lien Credit Agreement, dated January 29, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHIFT4 PAYMENTS, INC.

Date: February 2, 2021	By:	/s/ Jordan Frankel
Jordan Frankel
General Counsel and Secretary